Exhibit 10.30
AMENDMENT NO. TWO
TO
PACIRA BIOSCIENCES, INC.
DEFERRED COMPENSATION PLAN
This Amendment No. Two is made to the Pacira BioSciences, Inc. Deferred Compensation Plan (the "Plan"). The amendment set forth herein is effective as of January 1, 2025. All terms defined in the Plan shall have the same meanings when used herein. All provisions of the Plan not amended by this Amendment No. One shall remain in full force and effect.
    Sections 2.28 and 2.29 are renumbered as Sections 2.30 and 2.31, respectively, Sections 2.8 through 2.27 are renumbered as Sections 2.9 through 2.28, respectively, and the following new Sections 2.8 and 2.28 are added in numerical order:
2.8    “Salary” means the base salary paid to a Participant by the Employer before payroll deduction (including, without limitation, payroll deductions for taxes, deferrals under the Plan and deferrals under the 401(k) Plan).
2.29    “Bonus” means the annual incentive bonus (if any) paid to a Participant by the Employer before payroll deduction (including, without limitation, payroll deductions for taxes, deferrals under the Plan and deferrals under the 401(k) Plan).
    Section 3.1 is amended to read as follows:
3.1    Eligibility. An Eligible Employee will be eligible to participate in the Plan as of the first day of the first Plan Year commending after the date on which he or she is designated as an Eligible Employee by the Compensation Committee.
    Section 4.1 is amended to read as follows:
4.1    Deferral of Salary. Subject to any minimum and maximum deferral requirements that the Administrator may establish, prior to the beginning of each Plan Year, an Eligible Employee may elect to defer receipt of a portion of the Salary that he or she anticipates earning during such Plan Year. An Eligible Employee shall make such election by filing a completed Deferral Agreement with the Company in accordance with, and subject to, such rules and procedures as the Administrator may establish; provided, however that such Deferral Agreement must be filed with the Company prior to the first day of the Plan Year for which it is to be effective and shall become irrevocable with respect to a Plan Year on the last day of the Plan Year immediately preceding such Plan Year (or on such earlier date as the Administrator may specify).
    Effective with respect to Performance Periods (as defined in the Plan) commencing on or after January 1, 2025, Section 4.2 is amended to read as follows:
4.2    Deferral of Bonuses. Subject to any minimum or maximum deferral requirements that the Administrator may establish, an Eligible Employee may elect to defer receipt of all or any portion of the Bonus (if any) that he or she anticipates earning with respect to any Performance Period beginning during a Plan Year. An Eligible Employee shall make such election by filing a completed Deferral Agreement with the Company in accordance with, and subject to, such rules and procedures as the Administrator may establish; provided, however that such Deferral Agreement must be filed with the Company prior to the first day of the Plan Year in which the Performance Period applicable to such Bonus begins and shall become irrevocable with respect to such Bonus on the last day of the Plan Year immediately preceding such Plan Year (or on such earlier date as the Administrator may specify).
    Section 7.2 is amended to read as follows:
7.2 Matching Amounts. Matching Amounts credited to a Participant’s Annual Account for a Plan Year pursuant to Section 5.1 shall become fully vested on January 1 of the second calendar year commencing after the end of such Plan Year, provided the Participant remains continuously employed by an Employer or any Affiliate until such January 1. In addition, a Participant shall become fully vested in such amounts prior to such January 1 if, prior to such date, he or she Terminates due to Retirement or becomes Disabled or dies while still employed by the Employer or an Affiliate. Prior to becoming fully vested, a Participant shall have no vested interest in such amounts.
    Section 8.1(c) is amended to read as follows:
(c)    Single Time of Distribution Election; No Changing Time of Distribution Election. Effective for Plan Years commencing on or after January 1, 2025, a Participant may make a single election regarding the time of distribution for all amounts (i.e., all Salary deferrals, Bonus deferrals, Matching Amounts and earnings) credited to his or her Annual Account for such Plan Year. A Participant may not change his or her time of distribution election with respect to an Annual Account once that election has become irrevocable, which will occur at the same time as the related Deferral Agreement becomes irrevocable.
    Section 8.2(c) is amended to read as follows:
(c)    Single Form of Distribution Election; No Changing Form of Distribution Election. Effective for Plan Years commencing on or after January 1, 2025, a Participant may make a single election regarding the form of distribution for all amounts (i.e., all Salary deferrals, Bonus deferrals, Matching Amounts and earnings) credited to his or her Annual Account for such Plan Year. A Participant may not change his or her form of distribution election with respect to an Annual Account once that election has become irrevocable, which will occur at the same time as the related Deferral Agreement becomes irrevocable.
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Pacira BioSciences, Inc has caused this Amendment No. Two to be executed this     27th day of December, 2024.

PACIRA BIOSCIENCES, INC. By: /s/ Kristen Williams Its: Chief Administrative Officer & Secretary